Exhibit 23.1

To the Board of Directors and Shareholders of T3 Defense Inc. (formerly Nukkleus, Inc.)

We consent to the incorporation by reference in the Registration Statement on Form S-1 of T3 Defense Inc. (formerly Nukkleus, Inc.) of our report dated May 8, 2025, relating to our audit of the consolidated balance sheets of Nukkleus, Inc. as of December 31, 2024, and September 30, 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the periods then ended, and the related notes.

October 22, 2026.

We served as the Company’s auditor from 2023 until 2025.

Los Angeles, California

PCAOB ID Number 6580